Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 5, 2016, with respect to the consolidated financial statements and schedule included in the Annual Report of Jernigan Capital, Inc. on Form 10-K for the year ended December 31, 2015.  We consent to the incorporation by reference of said report in the Registration Statement of Jernigan Capital, Inc. on Form S-8 (File No. 333-203185).

/s/ GRANT THORNTON LLP

New York, New York

April 5, 2016